EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Joseph Sarachek
Chief Executive Officer
PubliCARD, Inc.
(212) 332-4011

PubliCARD, INC. ANNOUNCES TERMINATION OF LEASE

NEW YORK - December 7, 2006 - PubliCARD, Inc. (OTC BB: CARD.OB) announced today that it has entered into an Assignment of Lease and Consent to Assignment with Glasstech, Inc. as Assignee and RCPI Landmark Properties, LLC as Landlord with respect to its lease at 1 Rockefeller Plaza, New York, New York. As a result of these agreements, PubliCARD is relieved of any further rent liability at 1 Rockefeller Plaza which the Company had estimated to be $100,000 through the lease term ending April 30, 2007. The Company anticipates taking a write down of approximately $7,000 in the fourth quarter, representing the remaining capitalized value of the furniture and fixtures located at 1 Rockefeller Plaza. The Company’s executive offices will now be located at 75 Rockefeller Plaza, 16th Floor, New York, New York on a month to month basis.

About PubliCARD, Inc.

Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include the Company’s inability to continue as a going concern. For more information on the potential factors which could affect financial results and the Company’s ability to continue as a going concern, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed with the Securities and Exchange Commission.